UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2025

Coty Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35964	13-3823358
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 Fifth Avenue
New York, NY	10118
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 389-7300

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	COTY	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Sale and Purchase Agreement

On December 18, 2025, Coty JV Holding S.à r.l., a société à responsabilité limitée incorporated under the laws of Switzerland (“Coty JV”), an indirect subsidiary of Coty Inc. (the “Company”), entered into a Purchase and Sale Agreement (the “Agreement”) with Tides Holdco Limited, an exempted company incorporated under the laws of the Cayman Islands (“Buyer”), and Rainbow JVCo Limited, a private limited company incorporated under the laws of Jersey (“Rainbow JVCo”), pursuant to which, among other things, Buyer will purchase from Coty JV 7,747,552.2297 shares of Class 1 Ordinary Shares, 53,056,845.8482 shares of A1 Preference Shares and 423,419,953.0856 shares of B1 Preference Shares in the capital of Rainbow JVCo (the “Sale Shares”) in exchange for (i) an aggregate amount of cash equal to $750,000,000 and (ii) a consideration loan note issued by Buyer, which will subsequently be contributed to Buyer as a contribution in kind in exchange for, or immediately after, the issuance of shares by Buyer to Coty JV in accordance therewith.

Buyer and Coty JV each have made certain customary representations and warranties in the Agreement, including without limitation as to ownership of the Sale Shares (for Coty JV), due organization and existence and authority to enter into the Agreement.

The foregoing summary of the Agreement is qualified in its entirety by the full text of the Agreement, which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

Termination Agreement

On December 18, 2025, Coty JV entered into a Deed of Termination in respect of the termination of that certain Shareholders’ Agreement, dated as of March 31, 2021, as amended, varied, restated, supplemented or otherwise modified from time to time, relating to Rainbow JVCo, with the Company, Rainbow Capital Group Limited, Rainbow JVCo and Rainbow UK Bidco Limited.

Shareholders’ Agreement

On December 18, 2025, Coty JV entered into a shareholders’ agreement relating to Buyer (the “Buyer SHA”), with Tides Holdco Blocker Limited, an exempted company incorporated under the laws of the Cayman Islands (“KKR Member”) and Buyer.

Pursuant to the Buyer SHA, for as long as Coty JV owns shares in Buyer, Coty JV will have (i) consent rights with respect to certain corporate actions proposed to be taken by Buyer and (ii) the right to designate one individual as a non-voting observer to the board of Buyer, provided that KKR Member shall at all times have the right to appoint all of the directors of the board of Buyer (and any committee thereof).

Pursuant to the Buyer SHA, all Distributions (as defined therein) shall be made (i) first, to the shareholders holding preference shares, up to an agreed cap, and (ii) second, to the shareholders holding ordinary shares, in each case on a pro rata basis and subject to the Maximum Return (as defined therein). Immediately following the closing of the transactions contemplated by the Agreement, Coty JV will hold 45% of the ordinary shares of Buyer.

Pursuant to the Buyer SHA, if KKR Member proposes to transfer (i) a controlling interest in Buyer to a third party, KKR Member may require Coty JV to transfer all of its interest in Buyer to such third party on the same economic terms or (ii) any interest in Buyer to a third party, then Coty JV will have the right to sell a pro-rata portion of its interests in Buyer to such third party on the same economic terms.

The foregoing summary of the Buyer SHA is qualified in its entirety by the full text of the Buyer SHA, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.06	Material Impairments.

In connection with the entry into the Agreement, as discussed under Item 1.01 of this Current Report on Form 8-K, the Company expects to record a material non-cash impairment charge in the second quarter ended December 31, 2025 in an estimated amount of approximately $200 million. This is a preliminary estimate and the actual amount may change as the Company finalizes its calculation of the impairment charge. The Company expects to provide further detail in its Quarterly Report on Form 10-Q for the quarter ending December 31, 2025.

Item 8.01	Other Events.

On December 19, 2025, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1	Purchase and Sale Agreement, dated December 18, 2025, by and among Coty JV Holding S.à r.l., Tides Holdco Limited and Rainbow JVCo Limited

10.1	Shareholders’ Agreement, dated December 18, 2025, by and between Coty JV Holding S.à r.l., Tides Holdco Limited and Tides Holdco Blocker Limited

99.1	Press release of Coty Inc., dated December 19, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Coty Inc.
(Registrant)

Date: December 18, 2025	By:	/s/ Laurent Mercier
	Name:	Laurent Mercier
	Title:	Chief Financial Officer